STOCK ACQUISITION AND EXCHANGE
                                  AGREEMENT

     This Agreement is made as of April 15, 2000 by an among the following
Parties:

     E-Pawn.com, Inc., a Nevada corporation, formerly called Wasatch International Corp., with its principal office in Coral Springs, Florida and referred to herein as "EPWN", and,

     Interactive Marketing Technology, Inc., a Nevada corporation, with its principal office in Hollywood, California and referred to herein as "IAMK", and,

     Sandy Lang, a resident of California, who is a shareholder of IAMK and the President and CEO of IAMK.


                                   RECITALS

     WHEREAS, EPWN is a diversified internet services company with multi-dimensional capabilities as a portal, e-commerce software and program developer, and with online auction and marketing expertise which desires to expand its business interests through strategic alliances and investment; and

     WHEREAS, IAMK is a diversified marketing and product development company with expertise in all forms of direct and retail marketing; and

     WHEREAS, IAMK and EPWN desire to promote the strategic alliance between EPWN and IAMK by EPWN acquiring 51% of the issued and outstanding shares of IAMK as provided herein; and,

     WHEREAS, Sandy Lang has agreed to exchange certain of his shares of IAMK for shares of EPWN as part of the acquisition by EPWN of the 51% interest in IAMK and to continue to serve as President of IAMK; and

     WHEREAS, the Board of Directors of EPWN has approved this transaction and has performed its due diligence to confirm the intent of EPWN to close the transaction, and it will recommend acceptance of the transaction.

     NOW, THEREFORE, in consideration for the promises and actions to be taken as provided herein, EPWN, IAMK and Sandy Lang individually, agree as follows:


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     1. Basic Transaction.  EPWN will acquire in the approximately 51% of the issued and outstanding shares of common stock of IAMK as of the Closing Date, on a fully diluted basis. The transaction will be structured in a way acceptable to the Boards of each company which will allow for the most tax efficient basis for the shareholders and the companies. The transaction will include the following terms and conditions:

          a. EPWN will exchange 3,000,000 shares of its common stock with Sandy Lang for 3,000,000 shares of IAMK held by him. Sandy Lang will have the benefits of ownership of the EPWN shares which attach and accrue as of the date of this Agreement.

           b. EPWN will acquire shares of common stock of IAMK from IAMK sufficient to provide to EPWN a 51% interest in all of the IAMK common stock on a fully diluted basis. The total shares which represent 51% of the issued and outstanding shall include the shares acquire by EPWN in 1.a, above. The difference between the 51% number and the 3,000,000 share block shall be the "IAMK Block."

           c. For purposes of determining the exact number of shares in this transaction, the Parties agree that IAMK will issue 20,000,000 shares of its common restricted shares to EPWN in exchange for 5,000,000 shares of EPWN common restricted shares. Value shall be determined concerning the share exchange by using the average closing bid price for the past ten trading days immediately preceding the date of this agreement.

     2. Corporate Governance. The post-closing board of IAMK shall be reorganized to provide that directors nominated by EPWN shareholders shall form the majority of the directors.

     3. Representations and Warranties. EPWN and IAMK represent and warrant the following;

            a. Each Party is familiar with the business and affairs of the other Party, and each Party has had the opportunity to ask any question of the officers of the other that the Party deems necessary for the purpose of making an informed investment recommendation.

            b. Each Party understands and has conducted an independent review evaluating the merits and risks of an investment in the shares of EPWN and IAMK, including the tax consequences of the exchange and investment.

     c. Each Party understands that no agency has rendered any finding relating to the fairness of the transaction.



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     4.  Registration Rights.  The shares of EWPN and IAMK and the transactions in the shares offered for the exchange provided in this Agreement will be registered with the Securities & Exchange Commission and the appropriate blue sky authority. EPWN and IAMK will use its best efforts to effect the registration under the Securities Act. All costs will be paid by the issuer, but any selling costs will be borne by the selling shareholder.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

            a. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement. IAMK agrees to submit the acquisition to a vote of its shareholders at a Special Shareholder Meeting set as soon as practicable.

            b. EPWN will cause its shareholders to vote to approve the transaction by consent and through a proxy statement filed for action as soon as practicable.

            c. EPWN and IAMK will not take any action or enter into any transaction outside the ordinary course of business for the respective company.

            d. EPWN and IAMK shall grant to representatives of each company full access at all reasonable times to their books, records, property and personnel for the purpose of concluding a due diligence review.

            e. None of the Parties will solicit, initiate, or encourage the submission of any proposal or offer from any person not a party to this Agreement relating to the acquisition and exchange contemplated by this Agreement.

            f. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the written approval of the other Party.

     6. Conditions to Obligation to Close. The obligation of any Party to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            a. The representations and warranties contained in a definitive agreement entered into between the parties that shall be submitted in the proxy statement shall be true and correct in all material respects as of the Closing.

            b. All actions have been taken by each Party in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions are satisfactory in form and substance to the Parties.

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            c.    The Board of Directors of IAMK and EPWN and their respective counsel have approved the transaction.

            d. Each company shall be current in its filings with the Securities & Exchange Commission and other regulatory agencies.

     7. Closing. The closing of the transactions contemplated by this Agreement shall take place in the offices of in Coral Springs, Florida or such other place as the Parties may agree. The closing shall occur as soon a practicable after the approval of the transaction by the shareholders of both companies.

     8. Post Closing Covenants. At or immediately following the Closing, EPWN will take the following action to support IAMK and its management and shareholders;

            a. Within 90 days of the Closing, EPWN and IAMK shall make arrangements to have up to $5,000,000 of new capital funded to IAMK of which $1,000,000 shall be funded upon closing. EPWN shall make available to IAMK 1,000,000 shares of it's common stock for funding purposes,

             b. EPWN shall issue to each shareholder of IAMK a stock dividend of two shares of Ubuynetwork.com, Inc. stock for each share of IAMK that is held as of April 18, 2000. These Ubuynetwork.com, Inc. shares will have the exact same registration rights as all other shares of Ubuynetwork.com.

             c. IAMK shall enter into a employment agreement with Sandy Lang which will provide compensation and incentives if IAMK and Ubuynetwork.com achieves the growth and profitability goals set in the company's business plans. This agreement shall be mutually agreed to by Mr. Lang and the Board of EPWN.

            d. Sandy Lang will be named the Chairman of Ubuynetwork.com, Inc. which will be responsible for the overall marketing support to the Ubuy group of companies.

            e. In the event that it is the decision of the board of IAMK and/or EPWN, to reverse or forward split the shares of IAMK, all warrants and option of IAMK will be split at the same ratio as the common stock and the ____ price of the IAMK options/warrants will be adjusted at the same ratio as the common stock split.

     9. Expenses and Brokers. Each Party shall bear his or its own costs and fees incurred in connection with this Agreement. No Party has an obligation to pay any broker or finder in connection with the transaction associated with he exchange of shares.



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     10. ________________________.  This agreement _________ the _______
agreement among the Parties and Supersedes ____ _____ _______ ____________ and _________________ oral or written, to the extent that they may relate to the
________ of the Agreement.  The Parties agree that each will provide _______
_______________ ________ ___________ agreements which may be necessary to close the transaction contemplated and __________ ______ ________ at the Closing and after the Closing.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date ____ written above,

E-PAWN.COM, INC.                      INTERACTIVE MARKETING TECHNOLOGY, INC.

     /s/ E. Libowitz                         /s/ Sandy Lang
By: _________________________          By: ______________________________
        Eb Libowitz, Chairman               Sandy Lang, President


                                             /s/ Sandy Lang
                                          _________________________________
                                             Sandy Lang, Individually